QuickLinks -- Click here to rapidly navigate through this document

        Exhibit (a)(1)(C)

HEWLETT-PACKARD COMPANY

OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS
ELECTION FORM

        Before signing this election form, please make sure you received, read and understand the documents that make up this offer, including: (1) the Offer to Amend the Exercise Price of Certain Options (the "Offer to Amend"); (2) this election form; (3) the withdrawal form; and (4) the e-mail from Tom Hogan, dated November 17, 2006. The offer is subject to the terms of these documents as they may be amended.

        The offer provides eligible option holders who hold eligible stock options the opportunity to (i) amend certain outstanding options, and (ii) to the extent applicable, receive a cash payment with respect to certain stock options, as described in Section 2 of the Offer to Amend. This offer expires at 9:00 p.m., Pacific Time, on December 15, 2006, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

        If you participate in this offer, you must accept the offer with respect to the entire portion of each eligible option with respect to which you elect to participate. In other words, you must accept the offer with respect to all the shares subject to a particular eligible option, but not necessarily with respect to all of your eligible options, if you hold more than one eligible option. Vesting of any amended options on any date is subject to your continued employment with Hewlett-Packard through each relevant vesting date.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

        If you would like to participate in this offer, please indicate your election by checking the box below and completing and signing this election form. Please be sure to follow the instructions, which are attached.

        You may withdraw this election as to some or all of your options by submitting a properly completed and signed withdrawal form prior to the expiration date which will be 9:00 p.m., Pacific Time, December 15, 2006, unless extended.

        Please check the appropriate box:

☐	Yes, I wish to participate in the offer as to ALL of my eligible option grants listed on the Addendum issued to me.
OR
☐	Yes, I wish to participate in the offer as to my eligible option grants listed below (please list):

Option Number	Grant Date

        If you elect Yes, all of the applicable options will be irrevocably amended to increase the exercise price on the last date on which this offer remains open for acceptance, which is expected to be December 15, 2006, following expiration of the offer.

Option Holder Signature	Employee Number

Option Holder Name (Please print)	Corporate E-mail Address or Current Valid E-mail Address	Date and Time

RETURN VIA FAX TO (650) 625-3471 NO LATER THAN
9:00 P.M., PACIFIC TIME, ON DECEMBER 15, 2006

HEWLETT-PACKARD COMPANY

OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS
ELECTION FORM INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.     Delivery of Election Form.

        A properly completed and signed election form must be received by the Company via facsimile at (650) 625-3471 on or before 9:00 p.m., Pacific Time, on December 15, 2006 (referred to as the expiration date).

        The delivery of all required documents, including election forms, is at your risk. Delivery will be deemed made only when actually received via fax by the Company. You should allow sufficient time to ensure timely delivery. Hewlett-Packard intends to confirm the receipt of your election form by e-mail within two U.S. business days. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your election form has been received by 9:00 p.m., Pacific Time, on December 15, 2006. Only responses that are complete, signed and actually received by the Company by the deadline will be accepted. Responses may only be submitted via fax. Responses submitted by any other means, including hand delivery, e-mail, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

        Hewlett-Packard's receipt of your election form is not by itself an acceptance of your options for amendment. For purposes of the offer, we will be deemed to have accepted options for amendment with respect to which valid elections have been made and not properly withdrawn as of when we give oral or written notice to the option holders generally of our acceptance of such options. We may issue this notice of acceptance by press release, e-mail or other methods of communication.

        Hewlett-Packard will not accept any alternative, conditional or contingent elections. Although it is Hewlett-Packard's intent to send you an e-mail confirmation of receipt of this election form, by signing this election form, you waive any right to receive any notice of the receipt of the election with respect to your options, except as provided for in the Offer to Amend. Any confirmation of receipt sent to you will merely be a notification that the Company has received your election form and does not mean that your options have been amended. Your options that are accepted will be amended on the same day as the expiration of the offer (but following the expiration of the offer), which is expected to be December 15, 2006.

2.     Withdrawal.

        If you have previously elected to accept this offer with respect to your options, you may withdraw that election with respect to some or all of those options at any time before the expiration date, which is expected to be 9:00 p.m., Pacific Time, on December 15, 2006. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

        In addition, although we intend to accept all options with respect to which valid elections have been made promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on January 17, 2007, you may withdraw your options at any time thereafter.

        To validly withdraw some or all of the options with respect to which you have previously chosen to accept this offer, you must fax to (650) 625-3471, in accordance with the procedures listed in the withdrawal form, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Any options you do not withdraw will remain bound pursuant to your prior election form. Hewlett-Packard must receive the properly completed and signed withdrawal form via fax before the expiration date. The expiration date will be 9:00 p.m., Pacific Time, on December 15, 2006, unless we extend the offer.

3.     Elections.

        If you intend to accept the offer with respect to an option grant, you must accept the offer with respect to the entire eligible portion of each eligible option. In other words, you must accept the offer with respect to all the shares subject to a particular eligible option, but not necessarily with respect to all of your eligible options, if you hold more than one eligible option. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised. If an eligible option grant is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), and a person who is not an eligible option holder beneficially owns a portion of that option grant, you may accept this offer with respect to the entire remaining outstanding portion of the option if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. As legal owner of the eligible option, the Company will respect an election properly made by you and accepted by the Company and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you with respect to such an election.

4.     Signatures on this Election Form.

        If this election form is signed by the holder of the options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

        If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Hewlett-Packard of the authority of that person to act in that capacity must be submitted with this election form.

5.     Other Information on This Election Form.

        In addition to signing this election form, you must print your name and employee number, if any, and indicate the date and time at which you signed. You must also include your current corporate e-mail address, or, if no current corporate e-mail address is applicable, then a current e-mail address at which you can be contacted.

6.     Requests for Assistance or Additional Copies.

        You should direct general questions about the terms of this offer or requests for general tax information about this offer to Jason Russell, Deloitte Tax LLP, at HP409A@DELOITTE.COM. You should direct questions about this election form or any requests for additional copies of this Offer to Amend via e-mail to STOCKTENDER@MERCURY.COM. Copies will be furnished promptly at Hewlett-Packard's expense. You may also view and print documents at [LINK].

7.     Irregularities.

        We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options with respect to which elections have been made that we determine are not in good order or that we determine are unlawful to accept. We will accept all options with respect to which proper elections are made that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

        Important: The election form together with all other required documents must be received by Hewlett-Packard via fax at (650) 625-3471, on or before 9:00 p.m., Pacific Time, on December 15, 2006.

8.     Additional Documents to Read.

        You should be sure to read the Offer to Amend and all documents referenced therein before deciding to participate in the offer.

9.     Important Tax Information.

        You should refer to Section 14 of the Offer to Amend and Schedules C through G of the Offer to Amend, if applicable, which contain important U.S. federal and non-U.S. income tax information. We also recommend that you consult with a financial, legal and/or tax planner regarding the personal tax consequences of this offer to you before deciding whether or not to participate in this offer. You should direct general questions about the terms of this offer or requests for general tax information about this offer to Jason Russell, Deloitte Tax LLP, at HP409A@DELOITTE.COM.

QuickLinks

HEWLETT-PACKARD COMPANY OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS ELECTION FORM
RETURN VIA FAX TO (650) 625-3471 NO LATER THAN 9:00 P.M., PACIFIC TIME, ON DECEMBER 15, 2006
HEWLETT-PACKARD COMPANY OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS ELECTION FORM INSTRUCTIONS FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER